EXHIBIT 10.2

FOURTH AMENDMENT TO LEASE
(Pointe O'Hare)

THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of the 31st day of January, 2014, by and between LONG RIDGE OFFICE PORTFOLIO, L.P. a Delaware limited partnership ("Landlord"), and COLE TAYLOR BANK, an Illinois banking corporation ("Tenant").

RECITALS

A.    ORIX O'HARE II, INC., an Illinois corporation ("Original Landlord") and Tenant entered into that certain Pointe O'Hare Office Lease dated as of March 5, 2003 (the “Original Lease"), as amended by that certain First Amendment to Pointe O’Hare Lease dated as of May, 2003, by and between Original Landlord and Tenant ("First Amendment"), that certain Second Amendment to Pointe O'Hare Lease dated as of October 7, 2005, by and between Original Landlord and Tenant ("Second Amendment"), and that certain Third Amendment to Lease by and between Landlord, as successor-in-interest to Original Landlord, and Tenant dated as of October 12, 2011 (the "Third Amendment”), whereby Tenant leases certain office space located in that certain building located and addressed at 9550 West Higgins Road, Rosemont, Illinois 60018 (the "Building"). The Original Lease, as amended by each of the First Amendment, Second Amendment, and Third Amendment shall herein be referred to, collectively, as the "Lease".

B.    By this Fourth Amendment, Landlord and Tenant desire that Tenant lease additional space within the Building, and to otherwise modify the Lease as provided herein.

C.    Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.    Existing Premises.    Landlord and Tenant hereby acknowledge that Tenant currently leases from Landlord that certain office space in the Building containing a total of 112,212 rentable square feet located on each of the first (1st), fifth (5th), sixth (6th), seventh (7th), eighth (8th), and ninth (9th) floors of the Building and known as Suites 170, 500, 600, 700, 800 and 950 (collectively, the "Existing Premises"); provided, however, effective as of September 1, 2014, the Existing Premises shall consist of 114,762 rentable square feet as set forth in Section 1 of the Third Amendment.

2.    Expansion Space.    That certain space located on the ninth (9th) floor of the Building known as Suites 900 and 910, as outlined on the floor plan attached hereto as EXHIBIT A, shall be referred to herein, collectively, as the "Expansion Space." Landlord and Tenant hereby stipulate that the Expansion Space contains 17,130 rentable square feet. Tenant shall lease the Expansion Space and commence to pay charges therefor pursuant to the Lease, as hereby amended, effective as of March 1, 2014 ("Expansion Commencement Date”); provided, however, that Landlord shall allow Tenant access to the Expansion Space beginning on the date of full execution of this Fourth Amendment by Landlord and Tenant, for the sole purpose of installing furniture, fixtures and equipment (including telephones and computers) in the Expansion Space, subject to all of the requirements of the Lease, as amended hereby, other than the payment of Base Rent and Adjustment

Rent. The addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 129,342 rentable square feet; provided, however, effective as of September 1, 2014, the total number of rentable square feet leased by Tenant in the Building shall equal 131,892, pursuant to the "Remeasurement" described Section 1 of the Third Amendment, effective as of the Expansion Commencement Date, and subject to the terms of this Fourth Amendment, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3.    Expansion Space Term.    The Term for Tenant's lease of the Expansion Space ("Expansion Space Term") shall commence on the Expansion Commencement Date and shall expire on February 28, 2015 (the "Expansion Expiration Date”). Tenant shall have the right to extend the Expansion Space Term for the entirety of the Expansion Space pursuant to the terms and conditions of Section 34 of the Original Lease; provided, however: (i) Tenant shall have one (1) Option with regard to the Expansion Space; (ii) the Option Period for the Expansion Space shall equal three (3) months; (iii) Tenant shall be required to provide Landlord with its exercise notice for the Expansion Space not later than July 1, 2014; and (iv) the Base Rent for the Expansion Space during the Option Period shall be $25,695.00 per month (which amount is based on Annual Base Rent at a rate of $18.00 per rentable square foot the Expansion Space).

4.    Base Rent.    Notwithstanding anything to the contrary in the Lease, during the Expansion Space Term, Tenant shall pay, in accordance with the applicable provisions of the Lease and this Section 4, monthly installments of Base Rent for the Expansion Space as follows:

Lease Period	Monthly Base Rent	Annual Base Rent per Rentable Square Foot
March 1, 2014 - December 31, 2014	$25,695.00	$18.00
*January 1, 2015 - January 31, 2015	*$25,695.00	*$18.00
February 1, 2015 - February 28, 2015	$25,695.00	$18.00

*Subject to the terms of Section 5 below, Tenant's obligation to pay Monthly Base Rent and Rent Adjustments shall he conditionally abated with respect to the full calendar month of January 2015.

5.    Conditional Abatement of Base Rent and Rent Adjustments for the Expansion Space. Notwithstanding anything to the contrary contained in either the Lease or this Fourth Amendment, provided that Tenant faithfully performs all of the terms and conditions of the Lease, as hereby amended, through the date Monthly Base Rent and Rent Adjustments for the month of January 2015 would otherwise become due, Landlord hereby agrees to fully abate Tenant’s obligation to pay Monthly Base Rent and Rent Adjustments for the Expansion Space for the full calendar month of January 2015. During such abatement period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as hereby amended. Landlord acknowledges that Section 4 of the Third Amendment, which states certain abatements of Base Rent and Adjustment Rents for the Existing Premises, remains in full force and effect, and is not modified by this Section 5 of this Fourth Amendment to Lease.

6.    Tenant's Proportionate Share for the Expansion Space. Notwithstanding anything to the contrary in the Lease, during the Expansion Space Term and any Option Period, Tenant's Proportionate Share for the Expansion Space shall he 6.33%.

7.    Condition of the Expansion Space.    Tenant hereby agrees to accept the Expansion Space in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any other work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space. Notwithstanding anything to the contrary set forth in this Section 7, to the extent, if any, that the Expansion Space is not currently code-compliant with municipal, county, state and federal codes, statutes, standards and regulations as of the Expansion Commencement Date, Landlord will not charge Tenant any portion of the cost(s) incurred, if any, to make the Expansion Space compliant and shall complete any work required to make the Expansion Space compliant promptly upon receipt of notice of non-compliance. Additionally, Landlord shall deliver (or repair if required) all electrical, plumbing, HVAC systems and doors servicing the Expansion Space in good working condition as of the Expansion Commencement Date. Additionally, Tenant acknowledges that Tenant's use of the Expansion Space shall he in accordance with the terms and conditions set forth in Section 5 of the Original Lease.

8.    Parking.    Effective as of the Expansion Commencement Date and continuing throughout the Expansion Space Term, Tenant shall have the use of, free of charge, up to sixty-three (63) unreserved parking passes for use in the Building's parking facility. Tenant's use of such additional parking passes shall be in accordance with, and subject to, all provisions of Section 38 of the Original Lease.

9.    Assignment.    Landlord acknowledges and agrees that, as of the date of this Fourth Amendment, Landlord has received prior written notice that Tenant intends to assign its interest in the Lease to MB Financial Bank, N.A. ("MB"), upon closing of the merger (the "Merger") between Tenant and MB, in accordance with Section 13.05 of the Original Lease; provided Tenant shall deliver to Landlord a copy of the assignment when executed by Tenant and MB as required in said Section 13.05, which shall contain an assumption as provided in Section 13.07 of the Original Lease. Landlord further agrees that any right in the Lease, as amended hereby, which is stated as being personal to Cole Taylor Bank., an Illinois banking corporation, sometimes defined as the Original Tenant, shall be available in MB, after the closing of the Merger, as if MB were Cole Taylor Bank or the Original Tenant from the inception of the Lease.

10.    Signage Rights.    Landlord hereby approves and consents to the right of Tenant, after the closing of the Merger with MB, to install, at Tenant's sole cost and expense, new signage in all locations where Tenant currently has signage (all such signage, “Original Signage”), such new signage (singularly and collectively, “MB’s Signage”) to be in the approximate style as shown on EXHIBIT B attached to this Fourth Amendment, and approximately the same size, specifically including depth size, as Tenant’s existing signage, provided, in no event shall MB’s Signage block the view of any other tenants from the Building. Upon the closing date of the Merger, Tenant shall, at Tenant’s sole cost and pursuant to the terms of Sections 40.06 and 40.07 of the Original Lease, cause the removal of the Original Signage and shall repair any damage caused by the Original Signage (or the removal thereof), including, but not limited to, the patching of all holes and repairs to the affected areas of the roof and Building, provided that Landlord shall have the right, at its election, to perform such removal and repair on behalf of Tenant, at Tenant’s expense. Such costs shall: (i) be payable within ten (10) business days following written demand therefor from Landlord; and (ii) include, without limitation, the cost to repair and restore the Building to its original condition, normal wear and tear excepted. MB’s signage shall be subject to all matters of record and all applicable governmental laws, rules, regulations, codes and Tenant’s receipt of all permits and other governmental approvals and any applicable covenants, conditions and restrictions. MB’s Signage shall be personal to MB and may not be assigned to any assignee or subleasee, or any other person or entity unless otherwise agreed to in writing by Landlord. Landlord has the right, but not the obligation, to oversee the installation of MB’s Signage and require Tenant to utilize a vendor selected by Landlord to install and/or remove MB’s Signage. The cost to maintain and operate, if any, MB’s Signage shall also be paid for by Tenant, and Tenant shall be separately metered for such expense (the cost of separately metering any utility usage shall be paid for by Tenant). Upon the expiration of the term, or other earlier termination of the Lease or MB’s Signage rights, Tenant shall, at Tenant’s sole cost, cause the removal of MB’s Signage and repair any damage caused by MB’s

Signage or the removal thereof pursuant to Sections 40.06 and 40.07 of the Original Lease and the removal and repair requirements set forth in this Section 10 above.

11.    Brokers.    Each party represents and warrants to the other that no broker, agent or finder, other than Jason Streepy and Linda Garske of NAI Hiffman on behalf of Landlord and Gary Fazzio and Paul Diederich of CBRE, Inc. of behalf of Tenant (collectively, the “Brokers”), negotiated or was instrumental in negotiating or consummating this Fourth Amendment. Brokers shall be compensated by Landlord pursuant to a separate agreement between Brokers and Landlord. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity, other than the Brokers, who claims or alleges that they were retained or engaged by or at the request of such party in connection with this Fourth Amendment.

12.    Acceptable and Unacceptable Forms of Payment.    Notwithstanding any contrary provision of the Lease, any and all amounts due and payable by Tenant to Landlord shall be in the form of: (i) business checks; (ii) wire transfers; (iii) electronic funds transfers; or (iv) Automated Clearing House payments. Any other forms of payment are not acceptable to Landlord, including, without limitation: (i) cash or currency; (ii) cashier’s checks and money orders; (iii) traveler’s checks; (iv) payments from non-bank financial institutions (including credit unions); (v) multiple payments for one scheduled payment; and (vi) third party checks.

13.    Signing Authority.    Concurrently with Tenant’s execution of this Fourth Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individual executing this Fourth Amendment on behalf of Tenant.

14.    No Further Modification.    Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply during the Expansion Space Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Fourth Amendment.

(Signatures appears on the following page)

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

“LANDLORD”

LONG RIDGE OFFICE PORTFOLIO, L.P.,
a Delaware corporation

By:    M.F. FUNDING, INC.,
a Delaware corporation
Its: General Partner

By:    /s/ Scott E. Lyle
Scott E. Lyle, Vice President

“TENANT”

COLE TAYLOR BANK,
an Illinois banking corporation

By:    /s/ Randall T. Conte
Print Name:    Randall T. Conte
Title:        Chief Financial Officer

By:    /s/ Mark A. Hoppe
Print Name:    Mark A. Hoppe
Title:        Chief Executive Officer

EXHIBIT A - Outline of Expansion Space

EXHIBIT B - Signage